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                                                                       EXHIBIT 5


                                 August 11, 2000



PopMail.com, inc.
1333 Corporate Drive, Suite 350
Irving, Texas 75038

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted on behalf of PopMail.com, inc. (the "Company") in connection with a registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about August 14, 2000, relating to the registration under the Securities Act of 1933, as amended, of a maximum total of 5,800,000 shares of common stock, par value $.01 per share (the "Common Stock") consisting of (i) a maximum of 1,000,000 shares of Common Stock issued by the Company in connection with a June 15, 2000 private placement; (ii) up to 4,500,000 shares of Common Stock issuable by the Company upon the exercise of certain "Adjustable Warrants" issued to the investors of the June 15, 2000 private placement; and (iii) 600,000 shares of Common Stock issuable upon the exercise (at a price of $1.00 per share) of certain other warrants issued in connection with the June 2000 private placement.

          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

              1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

              2. The Common Stock has been duly authorized and, when issued as described in the registration statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     /s/ Maslon Edelman Borman & Brand, LLP



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